Exhibit 4.8

MOSYS, INC.

NOTICE OF RESTRICTED STOCK UNIT AWARD AND AGREEMENT

Name of Employee:

Award Date:

Number of RSUs:

Vesting Schedule:

Vesting Commencement Date:

Term:

MoSys, Inc. (the “Company”) has granted you (the “Participant”) an award of the number of Restricted Stock Units (“RSUs”) to obtain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth above in this Notice of Restricted Stock Unit Award and Agreement (the “Agreement”). The RSUs are granted as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5365(c)(4) of the Nasdaq Marketplace Rules, and in all respects are subject to such continued employment or other association and all other terms and conditions of this Agreement.

1.              Definitions

“Agreement” means this Restricted Stock Unit Award and Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors.

“Consultant” means any independent contractor retained to perform services for the Company or a Subsidiary.

“Continuous Service” means the absence of any interruption or Termination of Service (a) in the case of an Employee, as an Employee, and (b) in the case of a Director or Consultant, as a Director or Consultant of the Company, a Parent, or any Subsidiary. Continuous Service shall not be considered interrupted during any period of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor of the Company. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company.

“Corporate Transaction” means any of the following stockholder-approved transactions to which the Company is a party:

(a)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(b)  the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of each Subsidiary) in connection with the complete liquidation or dissolution of the Company; or

(c)  any reverse merger in which the Company is the surviving entity but in which the beneficial ownership of securities possessing 50 percent or more of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.  For this purpose, “beneficial ownership” refers to ownership of a security, directly or indirectly, by any person or entity who through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (2) investment power, which include the power to dispose, or to direct the disposition of, such security, and shall be determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Director” means a director of the Company.

“Employee” means any person, including officers (whether or not they are directors), employed by the Company, a Parent or any Subsidiary.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Fair Market Value” of Common Stock as of any date is the closing price for the Common Stock as reported on the NASDAQ Global Market (or on any other national securities exchange or other established market on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Non-Employee Director” means a Director of the Company who qualifies as a Non-Employee Director as such term is defined in Section 240.16b-3(b)(3) of the General Rules and Regulations promulgated under the Exchange Act.

“Parent” means a parent corporation of the Company, whether now or hereafter existing, as defined by Section 424(e) of the Code.

“RSUs” means Restricted Stock Units representing rights to receive shares of Common Stock.

“Subsidiary” means a subsidiary corporation of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Parent or Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Parent or Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Parent or Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Parent or Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Parent or Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the Consultant by the Company or a Parent or Subsidiary; and (c) in the case of a Director, a cessation of the Director’s service on the Board of Directors for any reason, including, for example, but not by way of limitation, a termination by resignation, removal, death, disability, expiration of the term of directorship, but excluding any such termination where there is a simultaneous reemployment by the Company or a Parent or Subsidiary.

2.              Vesting

No portion of the shares of Common Stock that the Participant is entitled to receive will be issued until such portion has vested.  The RSUs shall vest in accordance with the Vesting Schedule as provided above in this Agreement, provided in each case that the Participant is then, and since the Award Date has remained, in Continuous Service.

3.              Issuance of Common Stock

(a) Each vested RSU entitles the Participant to receive one share of Common Stock.

(b) As soon as practicable after each applicable anniversary of the Vesting Commencement Date, the Participant’s name shall be entered as the stockholder of record on the books and records of the transfer agent for the Company with respect to the shares of Common Stock underlying the vested RSUs upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements of this Agreement.  The determination of the Committee as to such compliance shall be final and binding on the Participant.

(c) Until such time as shares of Common Stock have been issued to the Participant pursuant to Section 3(b) above, the Participant shall not have any rights as a holder of shares of Common Stock underlying the RSUs, including, but not limited to, voting rights, rights to receive dividends and other distributions with respect to Common Stock, and stockholder inspection rights.

4.              Termination of Continuous Service

The Participant’s right in any RSUs that are not vested as of the date on which the Participant’s Continuous Service has ceased shall automatically terminate on such date, and such RSUs shall be canceled and shall be of no further force and effect.  In the event of termination of

Continuous Service, the Company, as soon as practicable following the effective date of termination, shall issue shares of Common Stock to the Participant (or the Participant’s designated beneficiary or estate executor in the event of Participant’s death) with respect to any RSUs which, as of the effective date of termination of Continuous Service, have vested but for which shares of Common Stock had not yet been issued to the Participant.

5.              Adjustments

If, from time to time during the term of this Agreement: (i) there is any stock dividend, distribution or dividend of cash or property, stock split, or other change in the character or amount of any of the outstanding securities of the Company; or (ii) there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company; then in such event, any and all new, substituted or additional securities, cash or other property that Participant would receive, or to which the Participant would be entitled, by reason of the Participant’s ownership of any shares of Common Stock issuable pursuant to the RSUs then held by the Participant, shall be immediately subject to the provisions of Section 2 and be deemed subject to the RSUs for all purposes with the same force and effect as the shares of Common Stock presently subject to this Agreement.

Subject to the terms of any other written agreement between the Participant and the Company related to the Participant’s employment by or other association with the Company, the Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by the RSUs, as well as the price to be paid therefor, in the event that the Company effects one or more Corporate Transactions or other increases or reductions of shares of its outstanding Common Stock.

6.              Transferability

This Agreement is personal to the Participant, is non-assignable, and is not transferable in any manner, by operation of law, or otherwise, other than by will or the laws of descent and distribution.  This Award is available, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s designated beneficiary.

7.              Tax Withholding

The Participant shall not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued, or (ii) authorizing the Company to deduct cash payments from the Participant’s regularly scheduled payroll distributions that would satisfy the minimum required tax withholding amount due.

8.              Tax Consequences

The Company makes no representation or warranty as to the tax treatment to the Participant of the Participant’s receipt of the Award or vesting of RSUs or upon Participant’s sale or other disposition of the Common Stock issued pursuant to the RSUs.  The Participant should rely on his or her own tax advisors for all such advice.

9.              Miscellaneous

(a)  Notice under this Agreement shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)  This Agreement does not confer upon the Participant any rights with respect to continuation of employment by the Company or any of its Subsidiaries.

(c)  The Committee may amend the terms of this Agreement, prospectively or retroactively, but no such amendment shall impair the Participant’s rights under this Agreement without the Participant’s consent.

(d)  This Agreement shall be construed and enforced in accordance with the laws of California, without regard to the conflicts of laws principles thereof.

(e)  This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Participant.

(f)  This Agreement may be executed in counterparts.  This Agreement constitutes the entire agreement between the parties relative to the subject matter of this Agreement, and supersedes all communications, whether written or oral, relating to the subject matter of this Agreement.

THIS AGREEMENT is binding upon the parties and entered into effective as of the date set forth in this Agreement.

ACKNOWLEDGEMENT BY PARTICIPANT

Participant acknowledges receipt of copies of the Agreement and represents that he is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all of the terms and provisions of the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Agreement.

Participant

Date:                                 , 2009

CONSENT OF SPOUSE/DOMESTIC PARTNER

I,                                                   , spouse/domestic partner of the Participant who executed the foregoing Agreement, hereby agree that my spouse’s/domestic partner’s interest in the RSUs subject to said Agreement shall be irrevocably bound by the Agreement’s terms.  I further agree that my community property interest in such RSUs, if any, shall similarly be bound by said Agreement and that such consent is binding upon my executors, administrators, heirs and assigns.  I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.

Spouse/Domestic Partner